EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the (a) Registration Statement on Form S-8 (File No. 333-227566), (b) Registration Statement on Form S-8 (as amended) (File No. 333-192002), (c) Registration Statement on Form S-8 (File No. 333-201098), (d) Registration Statement on Form S-8 (File No. 333-207529), (e) Registration Statement on Form S-8 (File No. 333-215349), (f) Registration Statement on Form S-8 (File No. 333-222335), (g) Registration Statement on Form S-8 (File No. 333-233525), (h) Registration Statement on Form S-8 (File No. 333-259248), (i) Registration Statement on Form S-8 (File No. 333-282037) and (j) Registration Statement on Form S-3 (File No. 333-282046) of our report dated March 31, 2025 relating to the consolidated financial statements of PEDEVCO Corp. appearing in this Annual Report on Form 10-K of for the year ended December 31, 2024.

/s/ Marcum llp

Houston, Texas

March 31, 2025